Exhibit 1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.01 par value per share of Safehold Inc., and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joint Filing Agreement this 10th day of April, 2023.

GIC PRIVATE LIMITED

By: /s/ Glien Tan Cheng Chuan
Name: Glien Tan Cheng Chuan
Title: Managing Director

By: /s/ Toh Tze Meng
Name: Toh Tze Meng
Title: Senior Vice President

GIC REAL ESTATE PRIVATE LIMITED

By: /s/ Chan Hoe Yin
Name: Chan Hoe Yin
Title: Director

GIC REAL ESTATE, INC.

By: /s/ Kristin Leung
Name: Kristin Leung
Title: Managing Director

SFTY VENTURE LLC

By: /s/ Kristin Leung
Name: Kristin Leung
Title: Authorized Signatory